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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 11-K

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[X]  ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF
     1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER 1-9864...................................................

  A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                TENNECO AUTOMOTIVE HOURLY EMPLOYEES SAVINGS PLAN

                          100 TRI-STATE INTERNATIONAL
                                   SUITE 300
                       LINCOLNSHIRE, ILLINOIS 60069-4418

  B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                  TENNECO INC.
                                TENNECO BUILDING
                              HOUSTON, TEXAS 77002

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  The following documents are being filed under cover of a Form SE dated July
11, 1994:

    1. Financial Statements as of December 31, 1993 together with Auditors' Report for the Tenneco Automotive Hourly Employees Savings Plan;

    2. Exhibit Index required by Item 601 of Regulation S-K; and

    3. Consent of Independent Public Accountants.

  The CIK of Tenneco Inc. is 0000823549.
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                                   SIGNATURES

  The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Tenneco Automotive Benefits Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TENNECO AUTOMOTIVE HOURLY EMPLOYEES
                                           SAVINGS PLAN



Date: July 12, 1994                       By:         RICHARD A. SNELL
                                             ---------------------------------
                                                      Richard A. Snell
                                             Chairman of the Tenneco Automotive
                                                    Benefits Committee